Exhibit 99.3

THE APPLE VALLEY BANK & TRUST COMPANY

286 Maple Avenue

Cheshire, Connecticut 06410

Proxy for the Special Meeting of Shareholders

to be held at _____ _.m., local time, on __________, 2009

at ____________________________, Connecticut

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Maureen Frank, President and Chief Executive Officer, and Lisa Godbout, or either of them, as proxies for the undersigned, each with full power of substitution, to act and to vote, with the same force and effect as the undersigned, all shares of common stock of The Apple Valley Bank & Trust Company which the undersigned is entitled to vote at the Special Meeting of Shareholders of The Apple Valley Bank & Trust Company to be held on ________, 2009, and any and all adjournments or postponements thereof.

This proxy may be revoked at any time before it is exercised.

Shares of common stock of The Apple Valley Bank & Trust Company will be voted as specified on this Proxy. If no choice is specified, shares will be voted “FOR” approval and adoption of the Agreement and Plan of Merger, dated as of January 14, 2009, by and among New England Bancshares, Inc., Valley Bank and The Apple Valley Bank & Trust Company, and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies on the proposal to approve and adopt the Agreement and Plan of Merger. If any other matter is properly presented at the special meeting, this Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

Please mark, sign and date your proxy on the reverse side.

Please date, sign and mail your

proxy card back as soon as possible!

Special Meeting of Shareholders

THE APPLE VALLEY BANK & TRUST COMPANY

__________, 2009

☑	Please mark your votes as in this example.

Proposal 1.	Approval and adoption of the Agreement and Plan of Merger, dated as of January 14, 2009, by and among New England Bancshares, Inc., Valley Bank and The Apple Valley Bank & Trust Company.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Proposal 2.	Approval of the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. In their discretion, upon any other matter that may come before the special meeting or any adjournment or postponement thereof.

The board of directors of The Apple Valley Bank & Trust Company unanimously recommends a vote “FOR” approval and adoption of the Agreement and Plan of Merger, dated as of January 14, 2009, by and among New England Bancshares, Inc., Valley Bank and The Apple Valley Bank & Trust Company, and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies on the proposal to approve and adopt the Agreement and Plan of Merger. Such votes are hereby solicited by the board of directors.

Please sign and date this proxy and promptly return it in the envelope provided. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Signature(s) _________________________________________	Date _________________________________________

IMPORTANT: Please sign your name exactly as it appears hereon. If shares are held as joint tenants, either may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.